Exhibit 1

Annual General Meeting

Sydney

13 December 2007

The Westpac Annual General Meeting (AGM) will be held in the Grand Ballroom at the Hilton Sydney, 488 George Street, Sydney, on Thursday, 13 December 2007, commencing at 1.30pm (Sydney time), with registration from 12.30pm. See back cover for directions on how to get to the Hilton Sydney.

The following documents enclosed with this mailing, relate to the AGM:

•      Notice of meeting for the AGM, including explanatory notes and Questions from Shareholders form;

•     Proxy Form and return envelope; and

•      If you have elected to receive it, a copy of either the 2007 Annual Review or the 2007 Annual Report.

These documents are also available on-line at www.westpac.com.au/investorcentre or by calling Westpac’s share registry, Link Market Services on 1800 804 255 (toll free in Australia), or from outside Australia on +61 2 8280 7070. The Corporations Act requires us to send you, electronically or by mail, this Notice of Meeting regardless of your election regarding receipt of the Annual Report.

If you are attending the AGM in Sydney and have not lodged a proxy, please bring the Proxy Form with you. The bar code on it will assist with registration. It is not necessary to pre-register to attend the AGM.

If you are not attending the AGM in Sydney, you can lodge a completed Proxy Form by one of the following delivery options:

•      returning it in the enclosed return envelope;

•      online via the Link Market Services website;

•      by facsimile; or

•      by hand delivery to the Westpac share registry.

Please be aware that the Proxy Form needs to be received by the share registry, by whatever lodgement option that you choose, no later than 1.30pm Sydney time on Tuesday, 11 December 2007.

Further detail on lodging your Proxy Form can be found on the reverse of the enclosed Proxy Form.

Westpac is committed to providing access to information for all shareholders. Accessibility features for the AGM are detailed on the next page.

Shareholders please note:

You can only vote by attending the AGM in person, or by lodging a valid Proxy Form before the AGM.

Webcast

The AGM will be webcast live on the internet, accessible via www.westpac.com.au/investorcentre. The webcast will include Auslan (Australian Sign Language) coverage of the proceedings. An archived version will also be placed on the website to enable the AGM proceedings to be viewed at a later time.

Podcasting

The Chairman’s and Chief Executive Officer’s speeches from the AGM will also be made available as downloadable Podcast files. For details of what a Podcast is and how to access it for playback on a computer or a portable MP3 player, go to www.westpac.com.au/investorcentre and click on Podcasts.

Accessibility

The following accessibility features will be available at the AGM venue:

•      Level access for people with mobility impairment – refer to back cover for details;

•     Auslan (Australian Sign Language);

•      A hearing loop for people who have difficulty hearing; and

•      Assistance if required for people with vision impairment.

Questions from shareholders

To provide the opportunity to ask questions of the Board, Westpac is offering the facility for shareholders to submit questions in advance of the AGM. Questions should relate to matters that are relevant to the AGM, such as the financial reports, remuneration report, the resolutions being put to the meeting, general questions regarding the performance of Westpac and questions of the auditor. Questions received will be collated and the Chairman will seek to answer as many of the most frequently asked questions as possible during the AGM. Questions may be submitted on the “AGM Questions from Shareholders” form enclosed or online via our share registry’s website. See the question sheet for more details on how to submit questions.

Notice of Meeting

The Annual General Meeting of Westpac Banking Corporation (Westpac) will be held in the Grand Ballroom at the Hilton Sydney, 488 George St, Sydney on Thursday, 13 December 2007 at 1.30pm (Sydney time).

Business

1. Financial Reports

To lay before the Annual General Meeting the Annual Financial Report, Directors’ Report and Auditor’s Report of Westpac for the year ended 30 September 2007, for shareholders to consider.

2. Election of Directors

To consider and, if thought fit, pass the following resolutions as ordinary resolutions:

(a)          “That Edward (Ted) Alfred Evans, who retires in accordance with Articles 9.2 and 9.3 of the Constitution, be re-elected as a Director of Westpac Banking Corporation.”

(b)         “That Gordon McKellar Cairns, who retires in accordance with Articles 9.2 and 9.3 of the Constitution, be re-elected as a Director of Westpac Banking Corporation.”

3. Securities granted under the new CEO Employment Agreement

To consider and, if thought fit, to pass the following resolution as an ordinary resolution:

“That the grant of restricted shares under the Chief Executive Officer Restricted Share Plan and the grant of performance share rights and performance options under the Chief Executive Officer Performance Plan to the future Managing Director and Chief Executive Officer, Gail Kelly, in the manner set out in the Explanatory Notes to this Notice of Meeting, be approved for all purposes,  including for the purposes of ASX Listing Rule 10.14.”

Votes disregarded – As required by the Listing Rules of the ASX Limited (ASX), Westpac will disregard any votes cast on Resolution 3 by Gail Kelly, and any Director of Westpac (except one who is ineligible to participate in any employee incentive scheme in relation to Westpac) and any associate of those persons.  However, Westpac will not disregard any such vote if:

•                  it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form; or

•                  it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

4. Changes to the Constitution

To consider and, if thought fit, pass the following resolution as a special resolution:

“That the Westpac Constitution be amended as outlined in the explanatory notes in the Notice of Meeting.”

5. Remuneration Report – Non-binding Vote

To adopt the annual Remuneration Report for Westpac for the year ended 30 September 2007.

By order of the Board of Directors.

Richard Willcock, Secretary

Sydney, 8 November 2007

Notes:

(1)          Under regulation 7.11.37 of the Corporations Regulations 2001, the Board of Directors of Westpac, as convenor of this meeting, has determined that all persons holding shares at 7.00pm (Sydney time) on Tuesday, 11 December 2007 will be taken to be shareholders for the purposes of this meeting.

(2)          Shareholders are entitled to attend the meeting and can vote in person or appoint a proxy or, where that shareholder is entitled to two or more votes, two proxies. Where two proxies are appointed, the appointments may specify the number or proportion of votes to be exercised by each proxy.  If no number or proportion of votes is specified in the appointments, each proxy may (disregarding fractions) exercise one half of that shareholder’s votes.

(3)          A proxy need not be a shareholder.

(4)          To be effective, the Proxy Form (together with the original or a certified copy of the power of attorney or other authority under which the proxy is signed) must be received at the share registry of Westpac no later than 1.30pm Sydney time on Tuesday, 11 December 2007. Proxies must be received before that time via one of the following methods:

Online:

Log onto the Link Market Services Limited’s website (www.linkmarketservices.com.au) and follow the instructions. You will need to input your Securityholder Reference Number (SRN) or Holder Identification Number (HIN) as well as your surname (or company name) and postcode.

By post:	Link Market Services Limited
Locked Bag A6015
Sydney South NSW 1235
Australia

By delivery:	Link Market Services Limited
Level 12, 680 George Street
Sydney NSW 2000

By facsimile:	In Australia: 02 9287 0309
From outside Australia: + 61 2 9287 0309

(5)          A corporation which is a shareholder may appoint a representative in accordance with section 250D of the Corporations Act 2001 (Corporations Act) to vote in person at the meeting. The representative should bring evidence of his or her appointment unless it has previously been provided to the Westpac share registry.

(6)          An ordinary resolution is one which, to be passed, requires at least a simple majority of the votes cast by shareholders entitled to vote on the resolution to vote in favour. A special resolution is one which, to be passed, requires at least 75% of the votes cast by shareholders entitled to vote on the resolution to vote in favour.

(7)          These notes and the following Explanatory Notes form part of the Notice of Meeting.

Explanatory Notes

(in relation to items of business in the Notice of Meeting)

Item 1: Financial Reports

The Corporations Act requires the Annual Financial Report, the Directors’ Report and the Auditor’s Report of Westpac for the year ended 30 September 2007 to be laid before the Annual General Meeting.

Shareholders will have the opportunity to raise questions about these reports at the meeting, although, in accordance with the Corporations Act and Westpac’s Constitution, there is no need for shareholders to vote on, approve or adopt those reports.

Item 2: Election of Directors

The offices that may be filled by election at the AGM are the office of any Non-executive Director who,  pursuant to Articles 9.2 and 9.3 of the Constitution, retires by rotation at this meeting.

There are two Directors who are retiring by rotation at this meeting, Edward (Ted) Alfred Evans and Gordon McKellar Cairns.

The Board has adopted a maximum tenure policy for Non-executive Directors of three terms of three years, and for Non-executive Directors holding the position of Chairman, a maximum tenure of four terms of three years is permitted. Neither Mr Evans nor Mr Cairns have reached the specified limits.

Ted Evans and Gordon Cairns both offer themselves for re-election.

2(a) Re-election of Edward (Ted) Alfred Evans

Ted Evans has been a Director of Westpac since November 2001 and Chairman since April 2007. His qualifications are BEcon (Hons.).

Mr Evans is Chairman of the Westpac Board, Chairman of the Nominations Committee and a Member of each of the Audit and Risk Management Committees.

Mr Evans is a Director of IBT Education Limited and has held Board and advisory roles with the International Monetary Fund from 1989-1993, the Reserve Bank of Australia from 1993-2001 and the Commonwealth Bank of Australia from 1993-1996. He has had extensive experience in the financial sector, having joined the Australian Treasury in 1969,  eventually holding the position of Deputy Secretary to the Treasury from 1984-1989 and Secretary to the Treasury from 1993-2001. In addition, he was a member of the Australian Permanent Delegation to the OECD in Paris from 1976-1979.

Other than as disclosed in the 2007 Annual Report, Mr Evans has no relationships with either Westpac or the Directors of Westpac.

Following a peer review, the Board recommends that shareholders vote in favour of Mr Evans’ re-election to the Board.

2(b) Re-election of Gordon McKellar Cairns

Gordon Cairns has been a Director of Westpac since July 2004. Gordon is Chairman of the Remuneration Committee and a Member of each of the Audit, Risk Management and Nominations Committees. His qualifications are MA (Hons.).

Mr Cairns is a Director of each of the Centre for Independent Studies, Opera Australia and Origin Energy Limited, a Member of the Asia Pacific Advisory Board of CVC Capital Partners, Chairman of the Advisory Board of the Caliburn Partnership and Senior Advisor to McKinsey & Co.

Mr Cairns has extensive Australian and international experience as a senior executive, most recently as Chief Executive Officer of Lion Nathan Limited. He has also held a wide range of senior management positions in marketing and finance with Pepsico, Cadbury Schweppes and Nestlé (Spillers).

Other than as disclosed in the 2007 Annual Report, Mr Cairns has no relationships with either Westpac or the Directors of Westpac.

Following a peer review, the Board recommends that shareholders vote in favour of Mr Cairns’ re-election to the Board.

Item 3: Westpac Equity-Based Reward Plans

Following the announced appointment of Gail Kelly as Chief Executive Officer (CEO) and Managing Director of Westpac effective from 1 February 2008, the ASX Listing Rules require that any securities to be granted under the Chief Executive Officer Employment Agreement be approved by shareholders. Set out below is the information required to be included in this Notice of Meeting by ASX Listing Rule 10.15A,  as modified by the ASX, in relation to any securities granted under Mrs Kelly’s employment agreement,  which includes the terms of the Chief Executive Officer Restricted Share Plan (the CEO RSP) and the Chief Executive Officer Performance Plan (the CEO Performance Plan).

All grants of securities to Mrs Kelly are subject to rules contained in the CEO RSP or the CEO Performance Plan (as applicable) governing the forfeiture of some or all of the relevant shares and securities in certain circumstances if Mrs Kelly’s employment is terminated prior to the vesting of those securities. If Mrs Kelly’s employment is terminated due to dismissal for misconduct, all shares held under the CEO RSP will be forfeited. If her employment is terminated due to death, sickness or disability, or in certain circumstances within 12 months of the change of control of Westpac, all unvested shares she holds under the CEO RSP and securities she holds under the CEO Performance Plan will vest.

If Mrs Kelly’s employment is terminated by Westpac other than as described above, unvested securities under the CEO Performance Plan will vest at the discretion of the Board (subject to meeting relevant performance hurdles), and unvested shares under the CEO RSP will vest. If Mrs Kelly resigns, unvested shares under the CEO RSP lapse unless the Board determines otherwise, and unvested securities under the CEO Performance Plan (subject to meeting relevant performance hurdles) vest at the discretion of the Board.

(a)   CEO RSP

The CEO’s sign-on payment and Short Term Incentive remuneration will be granted under the CEO RSP, subject to shareholder approval at the AGM.

Sign-on payment

In recognition of, amongst other things, entitlements forgone by Mrs Kelly, a sign-on payment will be made to Mrs Kelly as soon as possible after commencing employment with Westpac, as follows:

(i) shares to the maximum value of $4,900,000, which will vest 12 months after the date of grant; and

(ii) shares to the maximum value of $2,100,000, which will vest on 1 December 2009.

Short term incentive

A short term incentive (STI) is paid to the CEO on the meeting of certain objectives. The target STI amount for the 2008 financial year is $3,300,000 (this amount will be pro-rated for the actual period from commencement of her employment) and the target STI amount for the 2009 financial year is $3,500,000.

The actual STI amount payable for each year is determined by the Board after each of the CEO’s annual performance reviews and can range between 0% and 200% of the relevant target STI amount.

For the 2008 and 2009 financial years, up to 40% of the actual STI amount will be delivered as deferred shares, granted in early December following the end of the financial year. Half of the deferred shares will be restricted from vesting for 12 months from the date of grant and the remaining half will be restricted from vesting for 2 years from the date of grant.

If shareholder approval is not obtained for any grant of those restricted shares, a cash equivalent will apply.

(b)   CEO Performance Plan

Mrs Kelly’s Long Term Incentive (LTI) remuneration will be granted under the CEO Performance Plan subject to shareholder approval at the AGM. The LTI will consist of performance share rights and performance options to the value of $2,500,000 granted in each of February 2008 (2008 LTI grant) and December 2008 (2009 LTI grant).

Performance options granted under the CEO Performance Plan will have an exercise price equal to the volume weighted average market price of Westpac ordinary shares traded on the ASX during the one week period immediately prior to the grant of the award. Performance share rights will have a nil exercise price.

Under the CEO Performance Plan, performance hurdles must be met before any vesting of the performance share rights or performance options can occur. Performance is measured based on Westpac’s Total Shareholder Return (TSR) between the grant date and the performance test date compared to TSRs for a peer group of 10 listed Australian financial services companies. The peer group is determined at the grant date and includes the largest retail banks and other ASX-listed financial services companies Westpac competes with for customers.

Initial performance testing will occur at the third anniversary of grant, with subsequent performance testing possible at the fourth and fifth anniversary of grant. Performance share rights and performance options vest only if Westpac’s TSR ranking is at or above the median of the peer group at a performance test date. Vesting increases at subsequent test dates only if the TSR ranking has improved. Full vesting occurs if relative TSR is at or exceeds the 75th percentile of the ranking group and scales down on a straight line basis to 50% vesting for median performance.

Any performance share rights and performance options that vest must be exercised within 10 years after the grant date, or earlier if Mrs Kelly leaves Westpac employment.

If shareholder approval is not obtained for the grant of any LTI, a cash equivalent will apply.

(c)   Number of shares and securities

The number of shares that the CEO may be granted under the CEO RSP forming part of her 2008 and 2009 STI payments will be determined as the dollar value of the grant, being 40% of her STI outcome, divided by the market price of the shares to be granted. The market price will be the volume weighted average market price of ordinary Westpac shares traded on the ASX in the week leading up to the grant date if the shares are issued and allotted, or the purchase price of the shares if the shares are purchased on market. It is intended that the shares will be purchased on market.

In the case of shares to be granted as the CEO’s sign-on payment, the number of shares granted under the CEO RSP will depend on a share price to be determined by the Board at the time of grant, based on the volume weighted average market price of ordinary Westpac shares traded on the ASX over the week prior to the announcement of the CEO’s appointment, adjusted for subsequent transactions at the Board’s discretion. It is intended that these shares will also be purchased on market.

The number of securities allocated to the CEO under the CEO Performance Plan will be determined based on values for the performance share rights and performance options determined using a Binomial/Monte Carlo simulation pricing model. This actuarial pricing model involves multiple computer based simulations of outcomes for performance share rights and performance options. It is based on stochastic variables including the TSR for Westpac and all other companies in the ranking group, and is commonly used by major Australian companies to derive values for complex securities.

The assumptions included in the valuation model include a risk free interest rate, the dividend yield on Westpac shares and the volatility in the Westpac share price and the expected period between vesting and exercise. Other assumptions include volatilities of, and correlation factors between, share price movements of the ranking group companies and Westpac, which are used to assess the impact of performance hurdles.

The number of performance options granted will be determined by dividing 50% of the dollar value of the grant by the value for a performance option, and the number of performance share rights granted will be determined by dividing 50% of the dollar value of the grant by the value for a performance share right.

For example, using the market price of Westpac shares of $29.20 on 26 October 2007, an illustration of the number of restricted shares, performance share rights and performance options that could be granted to Mrs Kelly in relation to her sign on award, 2008 financial year STI deferral and 2008 LTI is as follows:

			Illustrative number
	Maximum Dollar	Illustrative value of	of shares or securities
Securities	Value	each share or security	granted

Restricted Shares (Sign on award)	$7,000,000	$29.20	239,726 restricted shares

2008 STI grant under the CEO RSP – restricted shares	$1,320,000 (assuming 100% of STI with 40% deferred)	$29.20	45,205 shares

2008 LTI grant under the CEO Performance Plan – performance share rights	$1,250,000	$17.13	72,951 performance share rights

2008 LTI grant under the CEO Performance Plan – performance options	$1,250,000	$3.87	323,080 performance options

This is an example only. The actual number of shares and securities granted will depend on the value of the relevant shares and securities at the time of grant, as described above.

(d)         There is no cost to Mrs Kelly for the grant of the restricted shares, performance share rights or performance options. Performance share rights have a nil exercise price.

(e)          As the CEO RSP and the CEO Performance Plan will not be effective until approved by shareholders at the AGM, in accordance with Listing Rule 10.14, no restricted shares, performance share rights or performance options have been granted to Mrs Kelly or anyone else under the CEO RSP or the CEO Performance Plan for any previous financial years.

(f)            Mrs Kelly is the only employee or director of Westpac entitled to participate in the CEO RSP and the CEO Performance Plan.

(g)         There are no loans to be granted to Mrs Kelly in connection with her participation in the CEO RSP or the CEO Performance Plan.

(h)         Details of any shares and securities granted under the CEO RSP and CEO Performance Plan, subject to approval of those plans by shareholders at the AGM, will be published in the relevant annual report relating to the period in which the shares and securities are granted, and that approval for the issue of securities was obtained under Listing Rule 10.14.

(i)             Except as referred to in this Notice of Meeting, no shares or securities, as the case may be, will be granted under the CEO RSP or the CEO Performance Plan until any required approval for the grant of those securities under Listing Rule 10.14 is obtained.

(j)             Westpac will issue the securities as described in this Explanatory Memorandum and in any event, no later than 3 years after the AGM.

The Board recommends shareholders vote in favour of Resolution 3.

Item 4: Changes to the Constitution

A number of changes are proposed to the Constitution for approval by shareholders by special resolution:

(a)   Direct Voting

It is proposed that the Constitution be amended to enable other means for the casting and recording of votes by shareholders on any resolution to be put to a Westpac general meeting. For example, this would enable the Board to approve and establish an online voting system or a postal voting system (similar to that used in an election) as an alternative to the proxy method for voting at general meetings.

Amending the Constitution to enable voting by other means would provide greater flexibility should Westpac wish to introduce direct voting in the future.

(b)   Article 9.4 – Directors’ retiring age

It is proposed that the retiring age requirement in Article 9.4 be removed. At present, Westpac’s Constitution provides that Directors must retire at age 70. The proposed removal of this requirement reflects the repeal of section 201C of the Corporations Act which removed the general prohibition on the election or re-election of directors of public companies who had reached the age of 72.

(c)   Articles 9.7 and 11.16 – election of the CEO

It is proposed that the Constitution be amended to make it clear that the period of the office of director held by the CEO and Managing Director will not automatically end, or be subject to re-election, at the conclusion of the next AGM, consistent with ASX Listing Rule 14.4.

(d)   Article 19 – Indemnity and insurance

i. Employees of Westpac’s subsidiaries

Article 19.1(b) deals with indemnities for employees and currently only covers employees of Westpac.  With the acquisition of the BT Financial Group and Hastings Funds Management Limited, many employees of the Westpac Group are employed by subsidiaries of Westpac. As an interim measure, a deed poll was put in place on 9 November 2004 to provide an indemnity to employees of Westpac subsidiaries.

It is proposed that the Constitution be amended so that Article 19 covers employees of Westpac as well as its subsidiaries. However, this indemnity will not extend to any directors, officers or employees of subsidiaries that are listed on a recognised stock exchange.

ii. Responsible Managers

Most Australian financial services licence (AFSL) holders are obliged to appoint a fit and proper ‘responsible manager’ under the terms of their AFSL.

It is proposed to specifically extend the indemnity in Article 19.1 (and also include a new definition in Article 23.1) to cover these ‘responsible managers’ in Westpac and its wholly owned subsidiaries.

(e)   Simultaneous AGM meetings held at different locations

It is proposed to include an ability in the Constitution to hold the AGM at two or more venues using any technology that gives shareholders a reasonable opportunity to participate.

(f)    Transitional provision changes

The Constitution contains a number of provisions relating to the transition of Westpac to regulation under the Corporations Act in 2002. It is proposed that:

•      redundant provisions be removed; and

•      a clause be included which provides that the ASX Listing Rules override the Constitution in the event that there is any conflict between the two.

(g)   Minor Wording changes

It is proposed that Westpac take this opportunity to update the Constitution to reflect a number of minor wording changes following legislative changes, including replacing:

•      all references to “Corporations Law” with “Corporations Act”;

•      all references to “SCH Business Rules” with “ASTC Settlement Rules” and including a definition of “ASTC” as the SCH Business Rules were replaced with the ASTC Settlement Rules in 2004 and the proposed amendment reflects this change; and

•      correcting any other minor inconsistencies between the Articles of the Constitution.

Copies of the amended Constitution showing the proposed changes in mark-up are available on-line at www.westpac.com.au/investorcentre or by calling Link Market Services on 1800 804 255 (toll free in Australia), or from outside Australia on + 61 2 8280 7070.

The Board recommends shareholders vote in favour of Resolution 4.

Item 5: Remuneration Report – Non-binding Vote

The Annual Report for the year ended 30 September 2007 contains a Remuneration Report, which:

•      sets out the remuneration policy for Westpac;

•      highlights the link between pay and corporate performance; and

•      reports on the remuneration arrangements in place for the CEO and certain senior management and Non-executive Directors.

The Remuneration Report is available in the Annual Report, which is available in the annual report section of the Westpac website at www.westpac.com.au/investorcentre

Shareholders will be asked to vote on a resolution to adopt the Remuneration Report at the AGM. The vote on the resolution is advisory only and does not bind the Board or Westpac. However, the Board will take the outcome of the vote into consideration when considering the remuneration policy for Directors and executives in the future.

The Board recommends shareholders vote in favour of Resolution 5.

How to get to the AGM in Sydney

Location

Grand Ballroom, Level 3

Hilton Sydney

488 George St, Sydney 2000

New South Wales

Where it is

The Hilton Sydney is centrally located in Sydney, in the city block bounded by George, Park, Pitt and Market Streets. It can be accessed via entrances in either George Street or Pitt Street. Access to the Grand Ballroom on Level 3 is via the escalators or the lifts from the ground floor reception area.

Mobility impaired access

There is level access off both the George and Pitt Street entrances, then via the lifts to Level 3.

By public transport or car

By train	The nearest train station is Town Hall Station. It is less than a five minute walk to the George Street entrance of the hotel.

By bus

For bus services transiting the CBD area, e.g. along George, Elizabeth or Park Streets, alight at the stop nearest either Park or Market Streets and then proceed to the entrances at 488 George Street or 259 Pitt Street.

By car	Access to the hotel vehicular forecourt is via Pitt Street, approximately 50 metres north of Park Street. The hotel address in Pitt Street is number 259.

Car parking for a fee is available at the Hilton Sydney and at public car parks in and around the CBD area, subject to availability. The Hilton Sydney car park will charge a flat fee of $33.00 for persons attending the Westpac AGM, as an alternative to their standard hourly rates.

If you need any further information regarding the AGM, please contact Link Market Services on 1800 804 255 (toll free in Australia), or from outside Australia on + 61 2 8280 7070.

2007 Annual General Meeting

The Westpac Annual General Meeting (“AGM”) will be held in the Grand Ballroom at the Hilton Sydney, 488 George Street, Sydney on Thursday, 13 December 2007, commencing at 1.30pm (Sydney time), with registration from 12.30pm.

If you are attending the AGM and have not lodged a proxy, please bring this Proxy Form with you. The bar code on it will assist with registration.  It is not necessary to pre-register to attend the AGM.

If you are not attending the AGM in person, you can lodge a completed Proxy Form by returning it in the enclosed return envelope or by one of three alternative delivery options: online via the Link Market Services Limited website, by facsimile or by hand delivery to the Westpac registry.  Please be aware that the Proxy Form needs to be received by the share registry, by whatever lodgement option that you choose, no later than 1.30pm (Sydney time) on Tuesday, 11 December 2007.

Webcast

The AGM will be webcast live on the internet, accessible via www.westpac.com.au/investorcentre. The webcast will include Auslan (Australian Sign language) coverage of the proceedings. An archived version will be placed on the website to enable the AGM proceedings to be viewed at a later time.

How to get to the AGM in Sydney

Location

Grand Ballroom, Level 3

Hilton Sydney

488 George St, Sydney

New South Wales

Where it is

The Hilton Sydney is centrally located in Sydney, in the city block bounded by George, Park, Pitt and Market Streets. It can be accessed via entrances in either George Street or Pitt Street. Access to the Grand Ballroom on Level 3 is via the escalators or the lifts from the ground floor reception area.

Mobility impaired access

There is level access off both the George and Pitt Street entrances, then via the lifts to Level 3.

By public transport or car

By train:	The nearest train station is Town Hall Station. It is less than a five minute walk to the George Street entrance of the hotel.

By bus:

For bus services transiting the CBD area, e.g. along George, Elizabeth or Park Streets, alight at the stop nearest either Park or Market Streets and then proceed to the entrances at 488 George Street or 259 Pitt Street.

By car:	Access to the hotel vehicular forecourt is via Pitt Street, approximately 50 metres north of Park Street. The hotel address in Pitt Street is number 259.

Car parking for a fee is available at the Hilton Sydney and at public car parks in and around the CBD area, subject to availability. The Hilton Sydney car park will charge a flat fee of $33.00 for persons attending the Westpac AGM, as an alternative to their standard hourly rates.

If you need any further information regarding the AGM, please contact Link Market Services Limited on 1800 804 255 (toll free in Australia), or from outside Australia on +61 2 8280 7070.

WPF2007